Exhibit 99.1

Dave & Buster’s Reports Strong First Quarter 2021 Financial Results

DALLAS, June 10, 2021 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its first quarter of fiscal year 2021, which ended on May 2, 2021.

The Company began the first quarter with 107 open stores, or approximately 76 percent of its total store base. As of May 2, the Company had 138 open stores, including its New York and California stores which reopened in March and April. The Company also opened one new store during the quarter, bringing its total store count to 141. Most stores open during the quarter operated under reduced hours and capacity limitations for at least a portion of the period, as dictated by each jurisdiction. Comparable results for the first quarter of 2020 were severely impacted by the closure of all stores as of March 20, 2020 as an initial response to the COVID-19 pandemic.

Key First Quarter 2021 Highlights

▪	Revenues totaled $265.3 million compared with $159.8 million in the first quarter of 2020 and $363.6 million in the first quarter of 2019
▪	Overall comparable store sales declined 35% compared with the same period in 2019
▪	Comparable store sales at fully operational stores declined 17% compared with the same period in 2019
▪	Net income totaled $19.6 million, or $0.40 per diluted share, compared with net loss of $43.5 million, or $1.37 per share in the first quarter of 2020 and net income of $42.4 million, or $1.13 per diluted share in the first quarter of 2019
▪	EBITDA totaled $72.1 million, or 27.2% of revenues, compared with EBITDA loss of $26.1 million in the first quarter of 2020 and EBITDA of $88.9 million, or 24.4% of revenues, in the first quarter of 2019
▪	Store-level operating income before depreciation and amortization was positive in 119 stores during the quarter and in 127 stores for the final month ended May 2, 2021
▪	Generated $77 million in operating cash flow and used $60 million to completely pay down revolving credit facility
▪	Ended the quarter with $20 million in cash and approximately $340 million of liquidity available under the Company’s revolving credit facility, net of a $150 million minimum liquidity covenant and $10 million in letters of credit

Brian Jenkins, Dave & Buster’s Chief Executive Officer, said, “The strength and resilience of the Dave & Buster’s brand has never been more evident. We saw a significant improvement in demand across our store base in the first quarter, including at our recently re-opened New York and California stores. We generated $265 million in total sales, surpassing the top end of our expected range for the quarter, and established a new high-water mark in our post-Covid sales recovery. This strong sales rebound, coupled with our lean operating model, drove outstanding profit flow-through during the quarter, and generated $72 million in EBITDA, only 19% below the first quarter of 2019.”

Mr. Jenkins concluded, “Our brand is back, we have a solid financial foundation, and we are ready to move full speed ahead into summer. We are encouraged by our momentum and are thankful for the hard work and commitment of all of our team members.”

First Quarter 2021 Results

Total revenues of $265.3 million increased 66.0% from $159.8 million in the first quarter of 2020 and declined 27% from $363.6 million in the first quarter of 2019. Comparable store sales decreased 35% compared with the first quarter of 2019. By month, first quarter 2021 comparable store sales compared with first quarter 2019 declined 59% in February, 31% percent in March and 12% in April. (The company has chosen to continue reporting comparable store sales versus 2019 in order to provide a more meaningful comparison.) Non-comparable store revenue totaled $57.0 million compared with $24.2 million in the first quarter of 2020.

Operating income totaled $37.0 million, or 14.0% of revenues, compared with operating loss of $61.4 million, or (38.4)% of revenues in the first quarter of 2020 and operating income $57.7 million, or 15.9% of revenues in the first quarter of 2019.

Net income totaled $19.6 million, or $0.40 per diluted share, compared with net loss of $43.5 million, or $1.37 per share in the first quarter of 2020 and net income of $42.2 million, or $1.13 per diluted share in the first quarter of 2019.

EBITDA totaled $72.1 million, or 27.2% of revenues, compared with EBITDA loss of $26.1 million, or (16.3)% of revenues in the first quarter of 2020 and $88.9 million, or 24.4% of revenues in the first quarter of 2019.

Adjusted EBITDA totaled $76.7 million, or 28.9% of revenues, compared with adjusted EBITDA loss of $10.8 million, or (6.7)% or revenues in the first quarter of 2020 and adjusted EBITDA of $98.2 million, or 27.0% of revenues in the first quarter of 2019.

Store operating income before depreciation and amortization totaled $90.8 million, or 34.2% of revenues, compared with store operating loss before depreciation and amortization of $7.7 million, or (4.8)% of revenues in the first quarter of 2020 and $112.7 million, or 31.0% of revenues in the first quarter of 2019.

Balance Sheet, Liquidity and Cash Flow

The Company generated approximately $77 million in operating cash flow during the first quarter and used approximately $60 million to completely pay down its revolving credit facility. The Company ended the quarter with $20 million in cash and approximately $340 million of availability under its revolving credit facility, net of a $150 million minimum liquidity covenant and $10 million in letters of credit.

Total long-term debt stood at $550 million consisting of senior secured notes maturing in 2025.

Second Quarter 2021 Business Update and Outlook

The Company’s business recovery momentum has continued through the first five weeks of the second quarter, during which comparable store sales declined 4% compared with 2019. The Company’s two Canadian stores have yet to reopen.

Based on current trends, historical seasonal patterns, and barring any renewed operating restrictions or store reclosures, the Company currently expects the following:

•	Second quarter revenues in the range of $335 million to $350 million, comparable to second quarter 2019 revenues of $345 million;
•	Second quarter EBITDA margin to contract compared with the first quarter due to higher commodity costs, higher labor and seasonal marketing costs, and a slightly lower mix of Amusement sales;
•	Second quarter EBITDA dollars to be in line with second quarter 2019 levels;
•	A total of four new store openings during fiscal year 2021 and the relocation of one existing location; and
•	Capital additions of approximately $65 to $70 million in fiscal 2021, with approximately 49% dedicated to new stores and other operating initiatives, 19% for games, and 32% for maintenance needs.

Quarterly Report on Form 10-Q Available

The Company’s Quarterly Report on Form 10-Q, will be available at www.sec.gov and at the Company’s investor relations website, contains a thorough review of its financial results for the first quarter ended May 2, 2021.

Investor Conference Call and Webcast

Management will hold a conference call today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (720) 543-0214 or toll-free (888) 204-4368. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 1782588.

Additionally, a live and archived webcast of the conference call will be available under the Investor Relations section at www.daveandbusters.com.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 141 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the duration of government-mandated and voluntary shutdowns and restrictions; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	May 2, 2021	January 31, 2021
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$20,154	$11,891
Other current assets	91,289	106,980

Total current assets	111,443	118,871

Property and equipment, net	792,296	815,027

Operating lease right of use assets	1,029,315	1,037,569

Intangible and other assets, net	384,921	381,357

Total assets	$2,317,975	$2,352,824

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$279,220	$271,636

Operating lease liabilities	1,258,169	1,267,791

Other long-term liabilities	64,842	63,777

Long-term debt, net	537,102	596,388

Stockholders' equity	178,642	153,232

Total liabilities and stockholders' equity	$2,317,975	$2,352,824

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	May 2, 2021		May 3, 2020		May 5, 2019
Food and beverage revenues	$85,758	32.3%	$63,920	40.0%	$148,221	40.8%
Amusement and other revenues	179,582	67.7%	95,886	60.0%	215,361	59.2%
Total revenues	265,340	100.0%	159,806	100.0%	363,582	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	23,157	27.0%	17,344	27.1%	38,754	26.1%
Cost of amusement and other (as a percentage of amusement and other revenues)	16,614	9.3%	10,728	11.2%	22,971	10.7%
Total cost of products	39,771	15.0%	28,072	17.6%	61,725	17.0%
Operating payroll and benefits	50,279	18.9%	43,737	27.4%	82,873	22.8%
Other store operating expenses	84,445	31.9%	95,672	59.8%	106,245	29.2%
General and administrative expenses	17,091	6.4%	14,563	9.1%	16,846	4.6%
Depreciation and amortization expense	35,099	13.2%	35,352	22.1%	31,141	8.6%
Pre-opening costs	1,659	0.6%	3,823	2.4%	7,002	1.9%
Total operating costs	228,344	86.0%	221,219	138.4%	305,832	84.1%

Operating income (loss)	36,996	14.0%	(61,413)	-38.4%	57,750	15.9%

Interest expense, net	14,820	5.6%	6,115	3.9%	4,056	1.1%

Income (loss) before provision (benefit) for income taxes	22,176	8.4%	(67,528)	-42.3%	53,694	14.8%
Provision (benefit) for income taxes	2,541	1.0%	(23,984)	-15.1%	11,251	3.1%
Net income (loss)	$19,635	7.4%	$(43,544)	-27.2%	$42,443	11.7%

Net income (loss) per share:
Basic	$0.41		$(1.37)		$1.15
Diluted	$0.40		$(1.37)		$1.13
Weighted average shares used in per share calculations:
Basic shares	47,695,705		31,829,985		36,827,665
Diluted shares	49,331,092		31,829,985		37,591,944

Other information:
Company-owned stores at end of period	141		137		127
Store operating weeks in the period	1,633		833		1,616

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	May 2, 2021		May 3, 2020		May 5, 2019
Net income (loss)	$19,635	7.4%	$(43,544)	-27.2%	$42,443	11.7%
Add back: Interest expense, net	14,820		6,115		4,056
Provision (benefit) for income taxes	2,541		(23,984)		11,251
Depreciation and amortization expense	35,099		35,352		31,141
EBITDA	72,095	27.2%	(26,061)	-16.3%	88,891	24.4%
Add back: Loss on asset disposal	145		153		420
Impairment of long-lived assets and lease termination costs	-		11,549		-
Share-based compensation	2,971		(389)		1,825
Pre-opening costs	1,659		3,823		7,002
Other costs	(165)		147		46
Adjusted EBITDA	$76,705	28.9%	$(10,778)	-6.7%	$98,184	27.0%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	May 2, 2021		May 3, 2020		May 5, 2019
Operating income (loss)	$36,996	13.9%	$(61,413)	-38.4%	$57,750	15.9%
Add back: General and administrative expenses	17,091		14,563		16,846
Depreciation and amortization expense	35,099		35,352		31,141
Pre-opening costs	1,659		3,823		7,002
Store operating income (loss) before depreciation and amortization	$90,845	34.2%	$(7,675)	-4.8%	$112,739	31.0%

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com